Exhibit 10.1

GOLDEN GRAIN ENERGY, L.L.C.

RESOLUTION APPROVING AND AUTHORIZING AN INCREASE

IN SALARY FOR THE COMPANY’S CEO

Held: May 23, 2005

Pursuant to the call of the Chairperson of the Board of Directors of Golden Grain Energy, L.L.C., an Iowa limited liability company (the “Company”), and in accordance with Iowa Code Chapter 490A and the Company’s Amended and Restated Operating Agreement, a meeting of the Board of Directors of the Company was held at the Company’s principal offices in Mason City, Iowa on May 23, 2005.  Notice of such meeting was given at the previous meeting of the Board of Directors pursuant to the Company’s Amended and Restated Operating Agreement.  The number of Directors necessary to constitute a quorum pursuant to the Company’s Amended and Restated Operating Agreement was present.  The following resolution and action was duly adopted by the Board of Directors at such meeting:

WHEREAS, each member of the Executive Committee of the Board of Directors evaluated the performance of the CEO of the Company, Walt Wendland, and determined an overall rating for his performance; and

WHEREAS, the Executive Committee discussed the evaluation and rating with the full Board of Directors and based on Walt’s performance, the Board of Directors believes it to be in the best interest of the Company to increase Walt Wendland’s salary by $10,000 a year.

NOW THEREFORE, BE IT RESOLVED, that the Board of Directors of the Company hereby approves and authorizes a $10,000 increase to Walt Wendland’s salary effective May 10, 2005.

/s/ Ron Pumphrey
Ron Pumphrey, Secretary

APPROVED:

/s/ Dave Sovereign
Dave Sovereign, Chairman